Exhibit 99.5

THIRD AMENDMENT

TO

BREAD FINANCIAL 401(K) PLAN

Bread Financial 401(k) Plan, originally effective as of January 24, 1996, as presently maintained under an amendment and restatement made effective as of October 1, 2023, is hereby amended effective July 1, 2025:

SOLE CHANGE

Section 14.1a. of the Adoption Agreement is amended to add separate commissions election limit % and now reads as follows:

14.1	401(K) CONTRIBUTIONS

a.	401(k) Contribution election limit:

	i.	Limit applicable to all Eligible Employees, unless separate limit is specified for HCEs in ii below

		A.	☒	Up to 85% of Compensation each payroll period (if Catch-Up 401(k) Contributions are permitted and are aggregated with other Elective Deferrals in applying this limit, the limit must not be less than 75% of Compensation)

			1.	☒ Minimum 401(k) Contribution is 1% (< 100%) of Compensation each payroll period

		B.	☐	No limit – Participants may contribute up to 100% of currently available Compensation each payroll period, subject to the limitations under Code Sections 402(g) and 415

	ii.	☐	Separate contribution limit for HCEs will be:

		A.	☐	Percentage of Compensation specified in Plan: % (< 100%) of Compensation each payroll period

		B.	☐	Administrator determines and communicates contribution limit at least annually based on current or prior year’s participation by NHCEs

(Even absent a selection above, the Plan allows contributions for HCEs to be limited or suspended during the Plan Year if the Administrator anticipates a testing failure or 402(g) violation.)

	iii.	☒	Participants may make separate elections in excess of the payroll period limit as follows: (select all that apply)

(A Participant’s annual 401(k) Contributions, including those made by separate election, may not exceed the payroll period limit elected above, if any, multiplied by the number of payroll periods in the Plan Year.)

		A.	☒	Separate bonus election. Participants may contribute up to: 85% (< 100%) of designated bonuses. (Compensation must include bonuses.)

		B.	☒	Separate commissions election. Participants may contribute up to: 85% (< 100%) of designated commissions. (Compensation must include commissions.)

b.	☒	Participants may make Catch-Up 401(k) Contributions

c.	☒	Participants may designate 401(k) Contributions as Roth 401(k) Contributions

d.	☒	401(k) Contributions will commence as soon as administratively practicable after election.

e.	☐	Automatic Contribution Arrangement (“ACA”). Eligible Participants who do not affirmatively elect against automatic contributions will have 401(k) Contributions made to the Plan in accordance with attached ADDENDUM. The ACA includes:

	i.	☐	An ACA that is not a QACA or an EACA

	ii.	☐	An ACA that is a Qualified Automatic Contribution Arrangement (“QACA”).

	iii.	☐	An ACA that is an Eligible Automatic Contribution Arrangement (“EACA”) but is not a QACA.

f.	☐	Automatic Escalation. Eligible Participants who do not affirmatively elect otherwise will have their 401(k) Contributions increased automatically in accordance with attached ADDENDUM.

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EXECUTED AT Collin County, Texas this 17th day of June, 2025.

Bread Financial Payments, Inc.

By:	/s/ Cara M Tutton

Title:	VP, Total Rewards